Exhibit 3.13

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the Office of	Business Number C1785-1998
Barbara K. Cegavske (signature)	Filing Number 20180397892-69
Secretary of State	Filed On 09/10/2018
State Of Nevada	Number of Pages 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Uonlive Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

IT IS HEREBY RESOLVED, the Corporation authorizes the issuance of 1,000,000 (one million) shares of Convertible Series B Preferred Stock, $.001 par value

FURTHER RESOLVED, each share of Preferred Class B Stock shall be convertible, at the option of the Holder, into 1,000 (one thousand) fully paid and non-assessable shares of the Corporation's Common Stock.

FURTHER RESOLVED, the Holders of the Preferred Class B Stock shall be entitled to 1,000 (one thousand) votes per share of Preferred Class B Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

Nevada Secretary of State Stock Designation
Revised: 1-5-15